Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Fiscal 2018
Fourth Quarter Results from Continuing Operations

Completing a Significant Transformation to Create a Meaningfully Less Leveraged, More Focused Business with Improved Financial Strength to Drive Long-term Growth

Middleton, WI, November 19, 2018 – Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum” or the “Company”), a leading global branded consumer products company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the fourth quarter of fiscal 2018 ended September 30, 2018.

As previously announced, effective July 13, 2018, the Company completed its merger (the “HRG merger”) with HRG Group, Inc. (“HRG”), its former majority shareholder.  Following the completion of the HRG Merger, HRG emerged as the surviving legal entity and was renamed Spectrum Brands Holdings, Inc., with a combined shareholder group of the two former companies. In addition, this press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, organic adjusted EBITDA and adjusted free cash flow.  See “Other Supplemental Information” below for reconciliation to comparable GAAP metrics.  Also see “Classification of the Company’s Reporting Segments” below for a discussion of the Company’s reporting segments.

“Fiscal 2018 was a year of significant transformation at Spectrum Brands, as we advanced our plan to create a more focused company with improved financial strength and flexibility to drive long-term growth and value,” said David Maura, Chairman and Chief Executive Officer of Spectrum Brands Holdings.  “During the year, we completed or entered meaningful transactions and made significant management, operational and strategic changes and investments that are expected to create a more focused and financially stronger business that is well positioned for the future.”

With these transformative actions in fiscal 2018 and following the divestiture of the Company’s Global Batteries and Lighting business and the Global Auto Care business, in fiscal 2019 the Company expects to:

•	Have meaningfully less leverage, with total debt to adjusted EBITDA expected to decline from 5.8x to approximately 3.5x EBITDA;

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•

Consist of a narrower portfolio of four business units (Hardware and Home Improvement, Home & Garden, Pet and Appliances), providing a greater focus and clarity of purpose to produce innovative and exciting new products with excellent customer service;

•

Increase investment in its core businesses units, including in the areas of research and development, innovation, new product development, digital marketing and brand support to drive sustainable and profitable growth;

•

Achieve meaningful organic revenue growth from continuing operations in fiscal 2019 driven by innovation, increased marketing investments, pricing actions, including tariff-related increases, and market share gains;

•	Deliver fiscal 2019 adjusted EBITDA from continuing operations in the $560 to $580 million range after rebasing the Company; and
•	Maintain a strong liquidity position, which at the end of fiscal 2018 was $1.3 billion, including $552 million of cash and $777 million available under the Company’s cash flow revolver.

Fiscal 2018 Fourth Quarter Highlights from Continuing Operations:

•

Net sales of $787.8 million in the fourth quarter of fiscal 2018 were unchanged compared to $787.8 million last year.  Excluding the impact of $3.1 million of unfavorable foreign exchange, organic net sales of $790.9 million increased 0.4 percent versus the prior year.

•

Net loss from continuing operations of $(150.3) million and diluted loss per share from continuing operations of $(3.00) in the fourth quarter of fiscal 2018 compared to a net loss from continuing operations of $(32.5) million and diluted loss per share from continuing operations of ($1.01) in fiscal 2017 primarily due to the write-off from impairment of goodwill, HRG merger costs, lower gross profit and higher distribution costs.

•

Adjusted diluted EPS from continuing operations of $0.79 in the fourth quarter of fiscal 2018 decreased 7.1 percent versus $0.85 last year predominantly due to lower gross profit and higher distribution costs.

•

Operating loss of $(78.8) million in the fourth quarter of fiscal 2018 compared to operating income of $45.8 million last year primarily as a result of the write-off from impairment of goodwill in Global Auto Care, HRG merger costs, operating inefficiencies, input cost inflation and higher distribution costs.

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•

Adjusted EBITDA of $134.1 million in the fourth quarter of fiscal 2018 decreased 23.1 percent compared to $174.5 million in fiscal 2017.  Excluding the impact of $2.0 million of favorable foreign exchange, organic adjusted EBITDA of $132.1 million fell 24.3 percent versus the prior year.

•

Adjusted EBITDA margin of 17.0 percent in the fourth quarter of fiscal 2018 decreased 520 basis points compared to 22.2 percent in fiscal 2017 primarily due to operating inefficiencies, input cost inflation and higher distribution costs.

While the transformational actions taken are expected to position Spectrum Brands for growth and success in the future, fourth quarter results, notably adjusted EBITDA and margins, were disappointing across the business units, which cumulatively resulted in adjusted EBITDA coming in below expectations as summarized below:

•

Home & Garden – $12 million driven by lower-than-expected volume, related unfavorable manufacturing variances as production volumes were reduced, an early retailer shutdown of the season, the absence of hurricane-driven demand for insecticides and repellents, lower vendor rebates, and a legal reserve for an emerging claims issue.

•	Global Pet Supplies – $7 million due to lower-than-expected revenue and related unfavorable manufacturing variances as production volumes were reduced.
•

Global Auto Care – $18 million related to low-margin excess and obsolete inventory liquidation, lower volume related to greater-than-expected retailer inventory reductions, Dayton plant inefficiencies, physical inventory adjustments and scrap relating to the facility consolidation projects, and a cumulative correction of duty rates on a significant sourced component.

•	Hardware & Home Improvement – $6 million related to lower growth than forecast.

Adjusted free cash flow of $386 million was also below guidance due to the adjusted EBITDA shortfall in both the Company’s continuing and discontinued operations as well as higher year-end inventory levels than planned.

Fiscal 2018 organic sales growth was encouraging at nearly 2%, driven by HHI and GAC, the Company’s two Pet acquisitions performed very well, and the U.S. Pet business stabilized and has returned to growth.

“With a clear focus and approach to careful capital allocation,” Mr. Maura said, “we expect meaningful reported net sales growth from continuing operations in fiscal 2019 due to new product introductions, increased marketing investments, pricing actions, including tariff-related increases, and market share gains.  We also anticipate modest gross margin rate contraction with input cost inflation and tariffs being partly offset by pricing and productivity.”

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Mr. Maura also said, “As announced last Thursday, subject to the European Commission’s regulatory review process, we believe that our Company is on track to close in early January 2019 the sale of our Global Battery and Lighting business to Energizer Holdings for $2 billion in cash, subject to a potential downward price adjustment of up to $200 million; as well as the sale to Energizer Holdings of our Global Auto Care business for $938 million in cash and $312 million in equity.  We expect to use the significant net proceeds we will receive from these divestitures to primarily reduce debt, increase investment in organic growth initiatives and repurchase shares.”

Fiscal 2018 Fourth Quarter Consolidated Financial Results from Continuing Operations

Net sales of $787.8 million in the fourth quarter of fiscal 2018 were unchanged compared to $787.8 million in fiscal 2017.  Excluding the impact of $3.1 million of unfavorable foreign exchange, organic net sales increased 0.4 percent.

Gross profit and gross profit margin in the fourth quarter of fiscal 2018 were $289.9 million and 36.8 percent, respectively, compared to $309.9 million and 39.3 percent, respectively, last year.  The gross profit margin percentage decrease was primarily due to operating start-up inefficiencies at the HHI Kansas and GAC Dayton facilities, along with higher input costs and unfavorable mix.

Operating expenses of $368.7 million in the fourth quarter of fiscal 2018 increased compared to $264.1 million in the prior year due principally to the write-off from the impairment of GAC goodwill and HRG merger costs.  Operating (loss) of $(78.8) million compared to operating income of $45.8 million last year.

Net loss from continuing operations was $(150.3) million, or $(3.00) diluted loss per share, in the fourth quarter of fiscal 2018 on average diluted shares and common stock equivalents outstanding of 50.0 million.  In the fourth quarter of fiscal 2017, net loss from continuing operations was ($32.5) million, or ($1.01) diluted loss per share, on average diluted shares and common stock equivalents outstanding of 32.3 million. Weighted average shares have been retroactively adjusted to reflect the reverse stock split that occurred on July 13, 2018 to facilitate the HRG merger.  The decrease in net results was primarily due to the write-off from impairment of GAC goodwill, HRG merger transaction costs, lower gross profit and higher distribution costs.    Adjusted diluted EPS from continuing operations of $0.79 in the fourth quarter of fiscal 2018 fell 7.1 percent versus $0.85 last year predominantly due to lower gross profit and higher distribution costs.

As a result of the lower U.S. corporate tax rate due to recently enacted tax reform, fiscal 2018 adjusted EPS reflects a 24.5 percent blended tax rate versus 35.0 percent used in previous years.

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Adjusted EBITDA of $134.1 million in the fourth quarter of fiscal 2018 decreased 23.1 percent compared to $174.5 million in fiscal 2017.  Excluding the impact of $2.0 million of favorable foreign exchange, organic adjusted EBITDA of $132.1 million decreased 24.3 percent versus the fourth quarter of fiscal 2017.  Reported adjusted EBITDA margin declined 520 basis points to 17.0 percent compared to 22.2 percent last year.

Fiscal 2018 Consolidated Financial Results from Continuing Operations

Net sales of $3.15 billion in fiscal 2018 increased 4.5 percent compared to $3.01 billion in fiscal 2017.  Excluding the favorable impact of $21.7 million of foreign exchange and acquisition sales of $64.5 million, organic net sales of $3.06 billion in fiscal 2018 increased 1.7 percent from the prior year.

Operating income of $102.0 million in fiscal 2018 decreased 64.0 percent from $283.0 million last year, while operating income margin fell to 3.2 percent versus 9.4 percent in 2017 primarily as a result of the write-off from the impairment of GAC goodwill, HRG Group merger transaction costs, lower gross margin, incremental restructuring costs, and higher distribution costs.

Net income from continuing operations was $230.1 million, or $6.21 diluted earnings per share, in fiscal 2018 on average diluted shares and common stock equivalents outstanding of 37.0 million.  In fiscal 2017, net loss from continuing operations was ($121.1) million, or ($3.75) diluted loss per share, on average diluted shares and common stock equivalents outstanding of 32.2 million. The Company generated adjusted diluted EPS of $3.54 in fiscal 2018, unchanged compared to $3.54 last year with lower operating income and higher interest expense being off-set by the lower adjusted income tax rate.

Fiscal 2018 adjusted EBITDA from continuing operations of $561.9 million compared to fiscal 2017 adjusted EBITDA of $639.2 million. Excluding the favorable impact of $1.1 million of foreign exchange and acquisition EBITDA of $22.8 million, organic adjusted EBITDA of $538.0 million decreased 15.8 percent in fiscal 2018 versus the prior year.  The reported adjusted EBITDA margin of 17.9 percent in fiscal 2018 fell 330 basis points compared to 21.2 percent in fiscal 2017.

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Fiscal 2018 Fourth Quarter Segment Level Data Compared to Prior Year

Hardware & Home Improvement (HHI)

	Three Months Ended Sept. 30,					Year Ended Sept. 30,
(in millions, except %)	2018	2017	Variance			2018	2017	Variance
Net Sales	$360.9	$348.9	$12.0		3.4%	$1,377.7	$1,276.1	$101.6		8.0%
Operating Income	53.3	48.3	5.0		10.4%	155.6	185.7	(30.1)		(16.2%)
Operating Income Margin	14.8%	13.8%	100	bps		11.3%	14.6%	(330)	bps
Adjusted EBITDA	75.2	76.4	(1.2)		(1.6%)	254.7	254.4	0.3		0.1%
Adjusted EBITDA Margin	20.8%	21.9%	(110)	bps		18.5%	19.9%	(140)	bps

Higher fourth quarter net sales were driven by a continuation of solid demand in residential security, plumbing and builders’ hardware in the U.S., along with a reduction in the customer order backlog at the Kansas distribution center.  Excluding unfavorable foreign exchange impacts of $1.6 million, organic net sales increased 3.9 percent.

Improvements in fourth quarter operating income and margin were primarily a result of higher volumes and lower restructuring costs, while decreases in adjusted EBITDA and margin were largely due to higher input costs.

Global Pet Supplies (PET)

	Three Months Ended Sept. 30,					Year Ended Sept. 30,
(in millions, except %)	2018	2017	Variance			2018	2017	Variance
Net Sales	$212.1	$217.2	$(5.1)		(2.3%)	$820.5	$793.2	$27.3		3.4%
Operating Income	(7.9)	(5.3)	(2.6)		49.1%	34.9	29.1	5.8		19.9%
Operating Income Margin	(3.7%)	(2.4%)	(130)	bps		4.3%	3.7%	60	bps
Adjusted EBITDA	32.0	44.0	(12.0)		(27.3%)	136.7	142.7	(6.0)		(4.2%)
Adjusted EBITDA Margin	15.1%	20.3%	(520)	bps		16.7%	18.0%	(130)	bps

Fourth quarter net sales decreased primarily as a result of lower aquatics revenues in the U.S. largely driven from prior-year business exits at a major retailer and in Europe from a temporary customer order backlog from the consolidation of European distribution centers which also negatively impacted branded dog and cat food sales.  Also contributing to the decline was a decrease in European dog and cat food sales from the planned exit of a pet food customer tolling agreement of $4.0 million, which negatively affected segment sales by approximately 1.8 percent.  Largely offsetting the decline was a strong increase in U.S. companion animal sales, predominantly dog chews and treats.  Excluding the impact of unfavorable foreign exchange of $0.9 million, organic net sales decreased 1.9 percent in the fourth quarter.

The operating loss and negative margin were primarily driven by the write-off from impairment of intangible assets.  Adjusted EBITDA and margin decreased as a result of lower volumes, volume-related unfavorable manufacturing variances, operating inefficiencies and unfavorable product mix.  Excluding unfavorable foreign exchange impacts of $0.5 million, organic adjusted EBITDA of $32.5 million fell 26.1 percent.

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Home and Garden (H&G)

	Three Months Ended Sept. 30,					Year Ended Sept. 30,
(in millions, except %)	2018	2017	Variance			2018	2017	Variance
Net Sales	$111.7	$119.1	$(7.4)		(6.2%)	$482.2	$493.3	$(11.1)		(2.3%)
Operating Income	14.6	26.0	(11.4)		(43.8%)	88.0	114.4	(26.4)		(23.1%)
Operating Income Margin	13.1%	21.8%	(870)	bps		18.2%	23.2%	(500)	bps
Adjusted EBITDA	19.8	32.2	(12.4)		(38.5%)	107.5	133.0	(25.5)		(19.2%)
Adjusted EBITDA Margin	17.7%	27.0%	(930)	bps		22.3%	27.0%	(470)	bps

Reduced fourth quarter net sales were driven by lower-than-expected volume due to retailer’s early exiting of the category and the lack of repellent and insecticide demand relating to the timing of hurricanes in the prior year, unfavorable promotional timing against a strong 2017, related unfavorable manufacturing variances as production volumes were reduced, lower vendor rebates, and a reserve for a legal claim, partially offset by solid growth in household control category sales.

Lower operating income, adjusted EBITDA and margins decreased predominantly due to lower volumes, unfavorable product mix and higher input costs.

Global Auto Care (GAC)

	Three Months Ended Sept. 30,					Year Ended Sept. 30,
(in millions, except %)	2018	2017	Variance			2018	2017	Variance
Net Sales	$103.1	$102.6	$0.5		0.5%	$465.5	$446.9	$18.6		4.2%
Operating Income	(86.1)	20.7	(106.8)		(515.9%)	(28.8)	100.8	(129.6)		(128.6%)
Operating Income Margin	(83.5%)	20.2%	(10,370)	bps		(6.2%)	22.6%	(2,880)	bps
Adjusted EBITDA	14.6	32.5	(17.9)		(55.1%)	99.3	148.4	(49.1)		(33.1%)
Adjusted EBITDA Margin	14.2%	31.7%	(1,750)	bps		21.3%	33.2%	(1,190)	bps

Higher fourth quarter sales were driven by increased performance chemical and refrigerant revenues, partially offset by lower appearance product sales.  Excluding unfavorable foreign exchange impacts of $0.6 million, organic net sales increased 1.1 percent.

The operating loss and negative margin were largely driven by the write-off from impairment of GAC goodwill as well as operating inefficiencies at the Dayton facility.  Lower adjusted EBITDA and margin were the result of Dayton operating inefficiencies, higher input costs, increased distribution costs, excess and obsolete inventory liquidation mix, a multi-year duty catch-up accrual, and higher marketing investments.

Classification of the Company’s Reporting Segments

Spectrum Brands announced on January 3, 2018 that it was exploring strategic options for its Global Batteries & Appliances (GBA) businesses with the intention to sell the units during calendar 2018.  As a result, effective with the Company’s fiscal 2018 first quarter financial results, the GBA businesses were reclassified as held for sale and reported as discontinued operations for the fourth quarter and full year of fiscal 2018 and the comparable prior-year periods.

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Effective with the first quarter of fiscal 2019 ending December 31, 2018, the Company will (i) reclassify its Appliances division, consisting of Personal Care and Small Appliances businesses, as continuing operations; and (ii) classify its Global Auto Care business as discontinued operations. The Company’s Home & Garden segment, Global Pet Supplies and Hardware & Home Improvement segment continue to be presented as continuing operations

Fiscal 2018 Fourth Quarter and Full Year Consolidated Financial Results from GBA Discontinued Operations

Income from GBA discontinued operations, net of tax, of $32.4 million and diluted income of $0.65 from discontinued operations in the fourth quarter of fiscal 2018 decreased compared to 72.3 million and $2.23, respectively, in fiscal 2017.

Income from GBA discontinued operations, net of tax, of $98.6 million and diluted EPS of $2.66 from discontinued operations in fiscal 2018 decreased compared to $172.1 million and $5.34, respectively, in fiscal 2017.

Liquidity and Debt

Spectrum Brands completed fiscal 2018 on September 30, 2018 with a solid liquidity position, including a cash balance of approximately $553 million and more than $777 million available on its $800 million Cash Flow Revolver.

As of the end of fiscal 2018, the Company had approximately $4,812 million of debt outstanding, consisting of a series of secured Term Loans in the aggregate amount of $1,264 million, $3,205 million of senior unsecured notes, and approximately $343 million of capital leases and other obligations.

Total leverage was approximately 5.8 times at the end of fiscal 2018, slightly lower than 6.1 times at the end of fiscal 2017, primarily as a result of the redemption of $864.4 million of 7.875% senior notes in January 2018.

Fiscal 2019 Outlook

Spectrum Brands expects meaningful reported net sales growth from continuing operations in fiscal 2019 due to innovation, increased marketing investments, pricing actions, including tariff-related increases, and market share gains.  The impact from foreign exchange on net sales is expected to be modestly negative based upon current rates.

Fiscal 2019 adjusted EBITDA from continuing operations is expected to be between $560 and $580 million.

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Auto Business Sale Go-Shop Provision

Auto Business Sale agreement (the “GAC Transaction Agreement”) contains a “go-shop” provision that allows Spectrum Brands and its subsidiaries and representatives to solicit, discuss and negotiate alternative transaction proposals from third parties for the sale of more than 90% of the revenues, assets, liabilities and equity associated with the Global Auto Care Business. The “go shop” period lasts from November 15, 2018 to December 20, 2018, although it may be extended for an extra 5 days for a third party that submits a proposal prior to December 20, 2018 that is or is reasonably likely to be superior to the transaction with Energizer Holdings. Spectrum Brands will only be able to terminate the GAC Transaction Agreement and enter into an alternative transaction agreement for a third party proposal if that proposal is, among other requirements, at least a 5% improvement to Energizer Holdings’ proposal and composed of at least 75% cash. Energizer Holdings will have the right to match any third party proposals to avoid termination of the GAC Transaction Agreement. If Spectrum does terminate the GAC Transaction Agreement to enter into an alternative transaction agreement, Spectrum Brands will be required to pay Energizer a fee of $65 million.

There can be no assurance that this “go-shop” provision will result in a superior proposal, and the Company does not intend to disclose developments with respect to the solicitation process unless and until the Company makes a determination requiring further disclosure.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 19.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 6098527.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through December 3.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

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About Spectrum Brands Holdings, Inc.

Spectrum Brands, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, GloFish®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, DreamBone®, SmartBones®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands’ businesses for consumer batteries, personal care and small household appliances are currently recognized as held for sale and a component of discontinued operations.  Spectrum Brands' products are sold in approximately 160 countries. Spectrum Brands generated net sales from continuing operations of approximately $3.15 billion in fiscal 2018. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate.  The Company’s management believes that adjusted free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Adjusted free cash flow should not be considered in isolation or as a substitute for pretax income, net income, net cash from operating activities or other statement of income or cash flow statement data prepared in

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accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of adjusted free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as statements under “Fiscal 2019 Outlook” and other statements regarding the Company’s ability to meet its expectations for its fiscal 2019 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “belief,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the extent of success of the Company’s revised business strategy and the Company’s ability to execute and realize on the expected benefits of such strategy; (5) the impact of actions taken by significant stockholders; (6) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (7) interest rate and exchange rate fluctuations; (8) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (9) competitive promotional activity or spending by competitors, or price reductions by competitors; (10) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (11) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, tariff, monetary or fiscal policies in the countries where we do business; (12) changes in consumer spending preferences and demand for our products; (13) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (14) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (15) the seasonal nature of sales of certain of our products; (16) the effects of climate change and unusual weather activity; (17) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (18) public perception regarding the safety of products that we manufacture and sell,

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including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (19) the impact of pending or threatened litigation; (20) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (21) changes in accounting policies applicable to our business; (22) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (23) government regulations; (24) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (25) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipate; (26) the unanticipated loss of key members of senior management; (27) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; (28) the Company’s ability to consummate its pending divestitures on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including receipt of regulatory approvals, and our ability to realize the expected benefits of such transactions and to successfully separate such businesses; (29) the Company’s ability to realize the expected benefits from the merger with HRG; and (30) the other risk factors set forth in the securities filings of Spectrum Brands Holdings, Inc., including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Lower operating income, adjusted EBITDA and margins were predominantly the result of reduced volumes, unfavorable product mix, operating inefficiencies and higher expenses in support of new product launches.

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Year Ended
(in millions, except per share amounts)	Sept. 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
Net sales	$787.8	$787.8	$3,145.9	$3,009.5
Investment income	—	—	—	1.1
Revenue	787.8	787.8	3,145.9	3,010.6
Cost of goods sold	495.0	476.2	1,979.5	1,815.4
Restructuring and related charges	2.9	1.7	12.8	18.1
Gross profit	289.9	309.9	1,153.6	1,177.1
Selling	128.5	119.9	492.3	473.8
General and administrative	97.0	90.2	323.9	318.9
Research and development	7.2	6.3	28.3	27.2
Acquisition and integration related charges	2.3	4.0	14.3	15.6
Restructuring and related charges	20.9	27.4	80.0	42.3
Write-off from impairment of goodwill	92.5	—	92.5	—
Write-off from impairment of intangible assets	20.3	16.3	20.3	16.3
Total operating expenses	368.7	264.1	1,051.6	894.1
Operating (loss) income	(78.8)	45.8	102.0	283.0
Interest expense	58.0	77.5	264.6	309.9
Other non-operating (income) expense, net	(1.7)	2.5	(6.3)	4.2
Loss from continuing operations before income taxes	(135.1)	(34.2)	(156.3)	(31.1)
Income tax expense (benefit)	16.6	(11.0)	(460.7)	38.1
Net income (loss) from continuing operations	(151.7)	(23.2)	304.4	(69.2)
Income from discontinued operations, net of tax	35.5	47.2	567.6	342.4
Net (loss) income	(116.2)	24.0	872.0	273.2
Net (loss) income attributable to non-controlling interest	(0.4)	50.2	103.7	167.2
Net (loss) income attributable to controlling interest	$(115.8)	$(26.2)	$768.3	$106.0
Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(150.3)	$(32.5)	$230.1	$(121.1)
Net income from discontinued operations attributable to controlling interest	34.5	6.3	538.2	227.1
Net income attributable to controlling interest	$(115.8)	$(26.2)	$768.3	$106.0
Earnings Per Share
Basic earnings per share from continuing operations	$(3.00)	$(1.01)	$6.23	$(3.75)
Basic earnings per share from discontinued operations	0.69	0.20	14.56	7.04
Basic earnings per share	$(2.31)	$(0.81)	$20.79	$3.29
Diluted earnings per share from continuing operations	$(3.00)	$(1.01)	$6.21	$(3.75)
Diluted earnings per share from discontinued operations	0.69	0.20	14.53	7.04
Diluted earnings per share	$(2.31)	$(0.81)	$20.74	$3.29
Weighted Average Shares Outstanding
Basic	50.0	32.3	36.9	32.2
Diluted	50.0	32.3	37.0	32.2

Page 13 / 23

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

(in millions)	Sept. 30, 2018	Sept. 30, 2017
Cash flows from operating activities
Net income	$872.0	$273.2
Income from discontinued operations, net of tax	567.6	342.4
Net income (loss) from continuing operations	304.4	(69.2)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	131.7	132.2
Share based compensation	11.8	52.9
Write-off from impairment of goodwill	92.5	—
Write-off from impairment of intangible assets	20.3	16.3
Purchase accounting inventory adjustment	0.8	3.3
Pet safety recall inventory write-off	4.1	15.0
Amortization of debt issuance costs and debt discount	19.6	17.3
Write-off of unamortized discount and debt issuance costs	—	2.5
Dividends from subsidiaries classified as discontinued operations	3.1	12.2
Deferred tax (benefit) expense	(539.0)	21.9
Net changes in operating assets and liabilities	24.6	(49.3)
Net cash provided by operating activities from continuing operations	73.9	155.1
Net cash provided by operating activities from discontinued operations	269.2	685.0
Net cash provided by operating activities	343.1	840.1
Cash flows from investing activities
Purchases of property, plant and equipment	(64.7)	(77.8)
Proceeds from sales of property, plant and equipment	2.8	3.9
Business acquisitions, net of cash acquired	—	(304.7)
Proceeds from sale of HRG Insurance Operations	1,546.8	—
Net asset-based loan repayments	—	30.9
Other investing activities, net	(0.5)	(1.5)
Net cash provided (used) by investing activities from continuing operations	1,484.4	(349.2)
Net cash used by investing activities from discontinued operations	(211.6)	(1,253.2)
Net cash provided (used) by investing activities	1,272.8	(1,602.4)
Cash flows from financing activities
Proceeds from issuance of debt	19.6	315.6
Payment of debt	(1,066.0)	(251.9)
Payment of debt issuance costs	(0.4)	(7.0)
Purchase of subsidiary stock, net	(288.0)	(265.0)
Dividends paid to shareholders	(22.4)	—
Dividends paid by subsidiary to non-controlling interest	(28.6)	(39.9)
Share based award tax withholding payments, net of proceeds upon vesting	(24.3)	(40.8)
Other financing activities, net	20.7	6.5
Net cash used by financing activities from continuing operations	(1,389.4)	(282.5)
Net cash provided by financing activities from discontinued operations	100.6	865.5
Net cash (used) provided by financing activities	(1,288.8)	583.0
Effect of exchange rate changes on cash and cash equivalents on Venezuela devaluation	—	(0.4)
Effect of exchange rate changes on cash and cash equivalents	(7.0)	3.1
Net change in cash and cash equivalents	320.1	(176.6)
Net change in cash and cash equivalents in discontinued operations	37.7	18.5
Net change in cash and cash equivalents in continuing operations	282.4	(195.1)
Cash and cash equivalents, beginning of period	270.1	465.2
Cash and cash equivalents, end of period	$552.5	$270.1

Page 14 / 23

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	2018	2017
Assets
Cash and cash equivalents	$552.5	$270.1
Trade receivables, net	254.2	266.0
Other receivables	35.7	19.7
Inventories	503.4	496.3
Prepaid expenses and other current assets	54.7	54.8
Current assets of business held for sale	1,958.2	28,929.2
Total current assets	3,358.7	30,036.1
Property, plant and equipment, net	494.9	503.9
Deferred charges and other	184.0	43.7
Goodwill	2,178.5	2,277.1
Intangible assets, net	1,531.6	1,612.0
Noncurrent assets of business held for sale	—	1,376.9
Total assets	$7,747.7	$35,849.7
Liabilities and Shareholders' Equity
Current portion of long-term debt	$21.2	$161.4
Accounts payable	436.1	373.1
Accrued wages and salaries	45.7	55.4
Accrued interest	65.0	78.0
Other current liabilities	125.3	125.8
Current liabilities of business held for sale	656.9	26,851.3
Total current liabilities	1,350.2	27,645.0
Long-term debt, net of current portion	4,651.3	5,543.7
Deferred income taxes	35.0	493.2
Other long-term liabilities	121.6	64.8
Noncurrent liabilities of business held for sale	—	156.1
Total liabilities	6,158.1	33,902.8
Shareholders' equity	1,581.3	758.0
Noncontrolling interest	8.3	1,188.9
Total equity	1,589.6	1,946.9
Total liabilities and equity	$7,747.7	$35,849.7

Page 15 / 23

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:

•

proforma adjustment associated with the per share impact from the HRG Merger, including the change in weighted average shares from the incremental shares issued to execute the HRG Merger share exchange with Spectrum’s non-controlling interest,  plus the inclusion of income attributable to non-controlling interest in Spectrum recognized by HRG Group, Inc. (“HRG”) prior to the consolidation of the shareholder groups and recognition of Spectrum as a wholly-owned business after completion of the HRG Merger;

•

acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period and/or subsequent integration related project costs directly associated with the acquired business;

•	restructuring and related costs, which consist of project costs associated with restructuring initiatives across segments;
•	purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition;
•	non-cash asset impairments or write-offs of intangible assets, goodwill, or property plant and equipment realized;
•	estimated costs from a non-recurring voluntary recall of rawhide product by the PET segment;
•	transaction costs associated with the HRG Merger;
•

non-recurring HRG net operating costs that consist of redundant and duplicative costs from the legacy HRG corporate operations that are eliminated post HRG Merger transaction date of July 13, 2018, including compensation and benefits, directors fees, professional fees, insurance, public company costs, among others; also including other non-recurring interest income, a one-time fee for the termination of the HRG New York corporate home office lease and the one-time termination fee of HRG legacy pension plan.

•	net operating costs associated with Salus, as it is not reflective of the continuing operations of the Spectrum commercial product business and its reporting segments;
•	interest costs associated with HRG-originated debt; and
•	other.

During the three month period and year ended September 30, 2018, other adjustments  consisted of separation costs with key senior executives and damages attributable to a flood at the Company’s corporate headquarters.  During the three month period and year ended September 30, 2018, other adjustments consisted of separation costs with a key senior executive and adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.

Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate, net of adjustments made to diluted EPS.  For the three month and fiscal year ended September 30, 2018, the normalized ongoing effective tax rate was updated to 24.5% to reflect a lower tax rate from 35% due to changes in the enacted corporate tax rate in the United States.

Page 16 / 23

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS (continued)

The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three month period and year ended September 30, 2018 and 2017:

	Three Month Period Ended Sept. 30, 2018			Three Month Period Ended Sept. 30, 2017
	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
Diluted earnings per share, as reported	$(3.00)	$0.69	$(2.31)	$(1.01)	$0.20	$(0.81)
Adjustments:
HRG Merger share exchange proforma adjustment	0.17	(0.03)	0.14	0.58	0.45	1.03
Acquisition and integration related charges	0.04	0.53	0.57	0.07	0.03	0.10
Restructuring and related charges	0.44	—	0.44	0.52	0.01	0.53
Purchase accounting inventory adjustment	—	—	—	0.04	—	0.04
Pet safety recall	0.05	—	0.05	0.19	—	0.19
Write off from impairment of goodwill	1.73	—	1.73	—	—	—
Write off from impairment of intangible assets	0.38	—	0.38	0.29	—	0.29
HRG merger related transaction costs	0.44	—	0.44	0.06	—	0.06
Non-recurring HRG net operating costs	0.11	—	0.11	0.08	—	0.08
Salus	—	—	—	(0.02)	—	(0.02)
Interest cost on HRG debt	0.36	—	0.36	0.68	—	0.68
Other	0.02	—	0.02	0.01	—	0.01
Income tax adjustment	0.05	(0.08)	(0.42)	(0.64)	(0.44)	(1.08)
Total Adjustments	3.79	0.42	3.82	1.86	0.05	1.91
Diluted earnings per share, as adjusted	$0.79	$1.11	$1.51	$0.85	$0.25	$1.10

	Year Ended Sept. 30, 2018			Year Ended Sept. 30, 2017
	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
Diluted earnings per share, as reported	$6.21	$14.53	$20.74	$(3.75)	$7.04	$3.29
Adjustments:
HRG Merger share exchange proforma adjustment	(0.61)	(4.15)	(4.76)	2.52	(1.77)	0.75
Acquisition and integration related charges	0.26	1.43	1.69	0.28	0.09	0.37
Restructuring and related charges	1.71	0.03	1.74	1.07	0.04	1.11
Debt refinancing costs	—	—	—	0.15	—	0.15
Purchase accounting inventory adjustment	0.02	—	0.02	0.06	—	0.06
Pet safety recall	0.35	—	0.35	0.63	—	0.63
Write off from impairment of goodwill	1.71	—	1.71	—	—	—
Write off from impairment of intangible assets	0.37	—	0.37	0.29	—	0.29
HRG merger related transaction costs	0.85	—	0.85	0.14	—	0.14
Non-recurring HRG net operating costs	0.35	—	0.35	0.67	—	0.67
Salus	0.02	—	0.02	0.07	—	0.07
Interest cost on HRG debt	1.88	—	1.88	2.63	—	2.63
Other	0.08	—	0.08	0.01	—	0.01
Income tax adjustment	(9.66)	(2.65)	(12.31)	(1.23)	(0.72)	(1.95)
Total Adjustments	(2.67)	(5.34)	(8.01)	7.29	(2.36)	4.93
Diluted earnings per share, as adjusted	$3.54	$9.19	$12.73	$3.54	$4.68	$8.22

The weighted average shares and adjusted earnings per share data are adjusted for all periods to reflect the reverse stock split and share exchange because of the HRG Merger, which closed on July 13, 2018.  For the three month period and year ended September 30, 2017, the weighted average shares was adjusted using (i) the 20-trading-day volume-weighted average price per share of Spectrum common stock ending on July  12, 2018, (ii) the number of shares of Spectrum common stock outstanding, the number of shares of Spectrum common stock held by HRG and its subsidiaries and the number of shares of Spectrum common stock outstanding as of July 12, 2018, (iii) $328.2 million of HRG net indebtedness and transaction expense at closing, and (iv) a $200.0 million upward adjustment contemplated by the Merger Agreement, each HRG stockholder receives approximately 0.1613 of a share of the post-Merger combined company stock for each share of pre-Merger common stock.    The following is a recalculation of the weighted average shares adjusted for the impact of the reverse stock split and share exchange for the three month period and year ended September 30, 2018.

(in millions, except per share amounts)	Three Month Period Ended Sept. 30, 2017	Year Ended Sept. 30, 2017
Spectrum weighted average shares	57.8	58.6
Spectrum weighted average shares owned by HRG	34.3	34.3
Spectrum weighted average shares owned by third parties (A)	23.4	24.3
HRG weighted average shares	200.4	200.0
HRG share conversion at 1 to 0.1613 (B)	32.3	32.2
Total weighted average shares (A + B)	55.8	56.6

Page 17 / 23

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS (continued)

For the three month period and year ended September 30, 2018, the weighted average shares was adjusted by reversing the weighted dilutive impact of the 20.6 million of incremental shares issued through the share exchange as a result of the HRG Merger on July 13, 2018 to present the weighted average shares as if they were outstanding at the beginning of the respective fiscal period.  The following is a reconciliation of the adjusted weighted average shares from the impact of the share exchange for the three month period and year ended September 30, 2018:

(in millions, except per share amounts)	Three Month Period Ended Sept. 30, 2018	Year Ended Sept. 30, 2017
Spectrum weighted average shares	50.2	37.0
Dilutive impact from HRG Merger share exchange	3.4	17.1
Spectrum weighted average shares owned by third parties (A)	53.5	53.5

The following summarizes acquisition and integration related charges for the three month period and year ended September 30, 2018 and 2017:

	Three Month Period Ended Sept. 30, 2018			Three Month Period Ended Sept. 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI Business	$0.4	$—	$0.4	$(0.1)	$0.3	$0.2
PetMatrix	0.4	—	0.4	2.5	—	2.5
Armored AutoGroup	0.3	—	0.3	0.2	—	0.2
Glofish	0.1	—	0.1	0.9	—	0.9
Other	1.1	28.1	29.2	0.5	1.6	2.1
Total acquisition and integration related charges	$2.3	$28.1	$30.4	$4.0	$1.9	$5.9

	Year Ended Sept. 30, 2018			Year Ended Sept. 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI Business	$6.0	$—	$6.0	$5.6	$0.3	$5.9
PetMatrix	4.9	—	4.9	4.5	—	4.5
Armored AutoGroup	0.9	—	0.9	2.3	0.9	3.2
Glofish	0.2	—	0.2	1.0	—	1.0
Other	2.3	77.5	79.8	2.2	4.1	6.3
Total acquisition and integration related charges	$14.3	$77.5	$91.8	$15.6	$5.3	$20.9

The following summarizes restructuring and related charges for the three month period and year ended September 30, 2018 and 2017:

	Three Month Period Ended Sept. 30, 2018			Three Month Period Ended Sept. 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI distribution center consolidation	$11.6	$—	$11.6	$18.4	$—	$18.4
GAC business rationalization initiative	3.6	—	3.6	4.4	—	4.4
PET rightsizing initiative	5.1	—	5.1	5.4	—	5.4
Other restructuring activities	3.5	0.2	3.7	0.9	0.7	1.6
Total restructuring and related charges	$23.8	$0.2	$24.0	$29.1	$0.7	$29.8

	Year Ended Sept. 30, 2018			Year Ended Sept. 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI distribution center consolidation	$52.0	$—	$52.0	$27.4	$—	$27.4
GAC business rationalization initiative	17.1	—	17.1	24.2	—	24.2
PET rightsizing initiative	12.1	—	12.1	8.2	—	8.2
Other restructuring activities	11.6	1.6	13.2	0.6	2.1	2.7
Total restructuring and related charges	$92.8	$1.6	$94.4	$60.4	$2.1	$62.5

Page 18 / 23

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three month and fiscal year ended September 30, 2018 and 2017, respectively:

	Three Month Periods Ended Sept. 30,				Year Ended Sept. 30,
(in millions, except %)	2018	2017	Variance		2018	2017	Variance
HHI	$360.9	$348.9	12.0	3.4%	$1,377.7	$1,276.1	101.6	8.0%
PET	212.1	217.2	(5.1)	(2.3%)	820.5	793.2	27.3	3.4%
H&G	111.7	119.1	(7.4)	(6.2%)	482.2	493.3	(11.1)	(2.3%)
GAC	103.1	102.6	0.5	0.5%	465.5	446.9	18.6	4.2%
Total	$787.8	$787.8	0.0	0.0%	$3,145.9	$3,009.5	136.4	4.5%

We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three month and fiscal year ended September 30, 2018 compared to reported net sales for the three month and fiscal year ended September 30, 2017, respectively:

	Sept. 30, 2018
Three month periods ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales Sept. 30, 2017	Variance
HHI	$360.9	$1.6	$362.5	$—	$362.5	$348.9	$13.6	3.9%
PET	212.1	0.9	213.0	—	213.0	217.2	(4.2)	(1.9%)
H&G	111.7	—	111.7	—	111.7	119.1	(7.4)	(6.2%)
GAC	103.1	0.6	103.7	—	103.7	102.6	1.1	1.1%
Total	$787.8	$3.1	$790.9	$—	$790.9	$787.8	3.1	0.4%

	Sept. 30, 2018
Year ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales Sept. 30, 2017	Variance
HHI	$1,377.7	$(4.3)	$1,373.4	$—	$1,373.4	$1,276.1	$97.3	7.6%
PET	820.5	(15.4)	805.1	(64.5)	740.6	793.2	(52.6)	(6.6%)
H&G	482.2	—	482.2	—	482.2	493.3	(11.1)	(2.3%)
GAC	465.5	(2.0)	463.5	—	463.5	446.9	16.6	3.7%
Total	$3,145.9	$(21.7)	$3,124.2	$(64.5)	$3,059.7	$3,009.5	50.2	1.7%

Page 19 / 23

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes the following:

•

share based compensation expense as it is a non-cash based compensation cost, including HRG share based compensation expense from stock based awards that became fully vested as of the HRG Merger transaction date of July 13, 2018;

•

acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized;

•	restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized;
•	non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition;
•	non-cash asset impairments or write-offs of intangible assets, goodwill, or property plant and equipment realized;
•	estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment;
•	transaction costs associated with the HRG Merger;
•

non-recurring HRG net operating costs that consist of redundant and duplicative costs from the legacy HRG corporate operations that are eliminated post HRG Merger transaction date of July 13, 2018, including compensation and benefits, directors fees, professional fees, insurance, public company costs, among others; also including other non-recurring interest income, a one-time fee for the termination of the HRG New York corporate home office lease and the one-time termination fee of HRG legacy pension plan;

•	net operating costs associated with Salus, as it is not reflective of the continuing operations of the Spectrum commercial products business and its reporting segments;
•	other.

During the fiscal year ended September 30, 2018, other adjustments consisted of separation costs with  key senior executives and damages attributable to a flood at the Company’s corporate headquarters.  During the fiscal year ended September 30, 2018, other adjustments consisted of separation costs with a key senior executive and adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.

Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective period.  Organic adjusted EBITDA is calculated by excluding the effect of changes in currency exchange rates and adjusted EBITDA contributed from acquired businesses in the current year.

Page 20 / 23

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended September 30, 2018 and 2017, including the calculation of adjusted EBITDA margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended September 30, 2018:

Three month period ended Sept. 30, 2018 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss) from continuing operations	$54.1	$(7.6)	$14.5	$(86.3)	$(126.4)	$(151.7)
Income tax benefit	—	—	—	—	16.6	16.6
Interest expense	—	—	—	—	58.0	58.0
Depreciation and amortization	8.6	10.6	4.8	4.2	4.1	32.3
EBITDA	62.7	3.0	19.3	(82.1)	(47.7)	(44.8)
Share based compensation	—	—	—	—	5.4	5.4
Acquisition and integration related charges	0.5	1.0	—	0.4	0.4	2.3
Restructuring and related charges	12.0	5.1	0.5	3.8	2.5	23.9
Write-off from impairment of intangible assets	—	20.3	—	—	—	20.3
Write-off from impairment of goodwill	—	—	—	92.5	—	92.5
Pet safety recall	—	2.6	—	—	—	2.6
Spectrum merger related transaction charges	—	—	—	—	23.8	23.8
Non-recurring HRG operating costs and interest income	—	—	—	—	7.0	7.0
Salus	—	—	—	—	(0.1)	(0.1)
Other	—	—	—	—	1.2	1.2
Adjusted EBITDA	$75.2	$32.0	$19.8	$14.6	$(7.5)	$134.1
Net Sales	$360.9	$212.1	$111.7	$103.1	$—	$787.8
Adjusted EBITDA Margin	20.8%	15.1%	17.7%	14.2%	—	17.0%

Three month period ended Sept. 30, 2017 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss) from continuing operations	$47.3	$(5.3)	$26.0	$20.7	$(111.9)	$(23.2)
Income tax expense	—	—	—	—	(11.0)	(11.0)
Interest expense	—	—	—	—	77.5	77.5
Depreciation and amortization	10.3	11.5	5.2	7.2	3.7	37.9
EBITDA	57.6	6.2	31.2	27.9	(41.7)	81.2
Share based compensation	—	—	—	—	24.4	24.4
Acquisition and integration related charges	(0.1)	3.7	—	0.2	0.2	4.0
Restructuring and related charges	18.9	5.4	—	4.4	0.4	29.1
Write-off from impairment of intangible assets	—	15.3	1.0	—	—	16.3
Inventory acquisition step-up	—	2.5	—	—	—	2.5
Pet safety recall	—	10.9	—	—	—	10.9
Venezuela devaluation	—	—	—	—	0.4	0.4
Spectrum merger related transaction charges	—	—	—	—	3.4	3.4
Non-recurring HRG operating costs and interest income	—	—	—	—	3.3	3.3
Salus	—	—	—	—	(1.0)	(1.0)
Adjusted EBITDA	$76.4	$44.0	$32.2	$32.5	$(10.6)	$174.5
Net Sales	$348.9	$217.2	$119.1	$102.6	$—	$787.8
Adjusted EBITDA Margin	21.9%	20.3%	27.0%	31.7%	—	22.2%

Organic Adjusted EBITDA (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended Sept. 30, 2018	$75.2	$32.0	$19.8	$14.6	$(7.5)	$134.1
Effect of change in foreign currency	(2.2)	0.5	(0.1)	0.4	(0.6)	(2.0)
Net EBITDA excluding effect of changes in currency	73.0	32.5	19.7	15.0	(8.1)	132.1
Effect of acquisitions	—	—	—	—	—	—
Organic Adjusted EBITDA	73.0	32.5	19.7	15.0	(8.1)	132.1
Adjusted EBITDA - three month period ended Sept. 30, 2017	76.4	44.0	32.2	32.5	(10.6)	174.5
Increase (Decrease) in Organic Adjusted EBITDA	$(3.4)	$(11.5)	$(12.5)	$(17.5)	$2.5	$(42.4)
Increase (Decrease) in Organic Adjusted EBITDA (%)	(4.5%)	(26.1%)	(38.8%)	(53.8%)	23.6%	(24.3%)

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the years ended September 30, 2018 and 2017, including the calculation of adjusted EBITDA margin for each of the respective periods, and organic adjusted EBITDA for the year ended September 30, 2018:

Year Ended Sept. 30, 2018 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss) from continuing operations	$155.9	$35.0	$87.9	$(29.0)	$54.6	$304.4
Income tax benefit	—	—	—	—	(460.7)	(460.7)
Interest expense	—	—	—	—	264.6	264.6
Depreciation and amortization	40.0	42.3	18.8	16.3	14.3	131.7
EBITDA	195.9	77.3	106.7	(12.7)	(127.2)	240.0
Share based compensation	—	—	—	—	11.8	11.8
Acquisition and integration related charges	6.0	6.2	—	1.0	1.1	14.3
Restructuring and related charges	52.8	13.2	0.8	18.5	7.5	92.8
Write-off from impairment of intangible assets	—	20.3	—	—	—	20.3
Write-off from impairment of goodwill	—	—	—	92.5	—	92.5
Inventory acquisition step-up	—	0.8	—	—	—	0.8
Pet safety recall	—	18.9	—	—	—	18.9
Spectrum merger related transaction charges	—	—	—	—	45.9	45.9
Non-recurring HRG operating costs and interest income	—	—	—	—	18.9	18.9
Salus	—	—	—	—	1.1	1.1
Other	—	—	—	—	4.6	4.6
Adjusted EBITDA	$254.7	$136.7	$107.5	$99.3	$(36.3)	$561.9
Net Sales	$1,377.7	$820.5	$482.2	$465.5	$—	$3,145.9
Adjusted EBITDA Margin	18.5%	16.7%	22.3%	21.3%	—	17.9%

Year Ended Sept. 30, 2017 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss) from continuing operations	$184.0	$28.8	$114.4	$100.8	$(497.2)	$(69.2)
Income tax expense	—	—	—	—	38.1	38.1
Interest expense	—	—	—	—	309.9	309.9
Depreciation and amortization	38.3	43.1	17.6	21.1	12.1	132.2
EBITDA	222.3	71.9	132.0	121.9	(137.1)	411.0
Share based compensation	—	—	—	—	52.9	52.9
Acquisition and integration related charges	5.5	7.3	—	2.3	0.5	15.6
Restructuring and related charges	26.6	9.1	—	24.2	0.5	60.4
Write-off from impairment of intangible assets	—	15.3	1.0	—	—	16.3
Inventory acquisition step-up	—	3.3	—	—	—	3.3
Pet safety recall	—	35.8	—	—	—	35.8
Venezuela devaluation	—	—	—	—	0.4	0.4
Spectrum merger related transaction charges	—	—	—	—	7.6	7.6
Non-recurring HRG operating costs and interest income	—	—	—	—	31.9	31.9
Salus	—	—	—	—	4.0	4.0
Adjusted EBITDA	$254.4	$142.7	$133.0	$148.4	$(39.3)	$639.2
Net Sales	$1,276.1	$793.2	$493.3	$446.9	$—	$3,009.5
Adjusted EBITDA Margin	19.9%	18.0%	27.0%	33.2%	—	21.2%

Organic Adjusted EBITDA (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - year ended Sept. 30, 2018	$254.7	$136.7	$107.5	$99.3	$(36.3)	$561.9
Effect of change in foreign currency	(2.0)	—	(0.1)	0.5	0.5	(1.1)
Net EBITDA excluding effect of changes in currency	252.7	136.7	107.4	99.8	(35.8)	560.8
Effect of acquisitions	—	(22.8)	—	—	—	(22.8)
Organic Adjusted EBITDA	252.7	113.9	107.4	99.8	(35.8)	538.0
Adjusted EBITDA - year ended Sept. 30, 2017	254.4	142.7	133.0	148.4	(39.3)	639.2
Increase (Decrease) in Organic Adjusted EBITDA	$(1.7)	$(28.8)	$(25.6)	$(48.6)	$3.5	$(101.2)
Increase (Decrease) in Organic Adjusted EBITDA (%)	(0.7%)	(20.2%)	(19.2%)	(32.7%)	(8.9%)	(15.8%)

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED FREE CASH FLOW

Our definition of adjusted free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of adjusted free cash flow may be different from definitions used by other companies. We also use adjusted free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of the Company’s adjusted free cash flow for the fiscal years ending September 30, 2018 and 2017:

	Sept. 30, 2018			Sept. 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
Net cash flow from operating activities	$74	$269	$343	$155	$685	$840
Operating cash flow provided by HRG discontinued operations	—	(97)	(97)	—	(361)	(361)
Operating cash flow used by HRG corp & other operations	138	—	138	186	—	186
GBA divestiture transaction costs	—	49	49	—	—	—
HRG merger transaction costs	39	—	39	—	—	—
Cash interest charges related to refinancing	—	—	—	5	—	5
Stanley settlement payment	—	—	—	23	—	23
Rawhide recall	17	—	17	9	—	9
Purchases of property, plant and equipment	(65)	(38)	(103)	(78)	(37)	(115)
Adjusted free cash flow	$203	$183	$386	$300	$287	$587

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